Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-152087 on Form S-8 of our report dated March 1, 2011 (November 18, 2011 as to the effect of the retrospective presentation of the Shopzilla business, the Company’s Interactive Services segment, as discontinued operations) relating to the consolidated and combined financial statements and financial statement schedule of Scripps Networks Interactive, Inc. and subsidiaries (which report expressed an unqualified opinion and included explanatory paragraphs regarding the allocation of certain general corporate overhead expenses from The E.W. Scripps Company for periods prior to the separation of Scripps Networks Interactive, Inc., the retrospective application of Accounting Standards Codification (ASC) 810, Consolidation (formerly Statement of Financial Accounting Standards (SFAS) No. 160, Noncontrolling Interests in Consolidated Financial Statements), which became effective January 1, 2009, and the retrospective presentation of Scripps Networks Interactive, Inc.’s Shopzilla business, the Company’s Interactive Services segment, as discontinued operations) and our report dated March 1, 2011 relating to the effectiveness of Scripps Networks Interactive, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Current Report on Form 8-K of Scripps Networks Interactive Inc.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio

November 18, 2011